Exhibit 99.1

Concrete Pumping Holdings Reports Fourth Quarter and Fiscal Year 2024 Results

DENVER, CO – January 8, 2025 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the "Company" or "CPH"), a leading provider of concrete pumping and waste management services in the U.S. and U.K., reported financial results for the fourth quarter and fiscal year ended October 31, 2024.

Fourth Quarter Fiscal Year 2024 Summary vs. Fourth Quarter of Fiscal Year 2023 (where applicable)

●	Revenue of $111.5 million compared to $120.2 million.
●	Gross profit of $46.2 million compared to $48.9 million.
●	Income from operations of $19.2 million compared to $19.3 million.
●	Net income was unchanged at $9.4 million.
●	Net income attributable to common shareholders was unchanged at $9.0 million. Diluted earnings per share was unchanged at $0.16 per diluted share.
●	Adjusted EBITDA[1] of $33.7 million compared to $35.8 million, with Adjusted EBITDA margin[1] of 30.2% compared to 29.8%.
●	Amounts outstanding under debt agreements were $375.0 million with net debt[1] of $332.0 million. Total available liquidity at quarter end was $378.0 million compared to $216.7 million one year ago.
●	Leverage ratio[1] at quarter end of 3.0x.

Fiscal Year 2024 Summary vs. Fiscal Year 2023

●	Revenue of $425.9 million compared to $442.2 million.
●	Gross profit of $165.8 million compared to $178.3 million.
●	Income from operations of $49.3 million compared to $61.5 million.
●	Net income attributable to common shareholders of $14.5 million compared to $30.0 million. Diluted earnings per share of $0.26 compared to $0.54 per diluted share.
●	Adjusted EBITDA[1] of $112.1 million compared to $124.6 million, with Adjusted EBITDA margin[1] of 26.3% compared to 28.2%.

Management Commentary

"In the fourth quarter, continued double-digit organic growth in our U.S. Concrete Waste Management business was offset by volume-driven declines in our U.S. Concrete Pumping segment," said Bruce Young, CEO of CPH. "In particular, lingering high interest rates, coupled with increased commercial building vacancy rates, affected the start of new construction projects. Conversely, our Concrete Waste Management business sustained its robust growth, fueled by strong market share expansion and our ability to improve pricing. We anticipate this positive momentum will continue."

"Despite the challenges in the U.S. pumping market, our disciplined fleet management strategy enabled us to improve Adjusted EBITDA margins and generate robust free cash flow in the fourth quarter. On an annual basis, a $10.7 million reduction in equipment expenditures, coupled with strong proceeds from the sale of equipment, resulted in a 5% increase in free cash flow compared to last year, allowing us to further reduce our leverage. This flexible capital investment strategy, combined with our robust unit economics and strengthening balance sheet, including expanding liquidity from $216.7 million to $378.0 million during the year, positions us well for a market recovery and to drive shareholder value in fiscal 2025 and beyond."

1 Adjusted EBITDA, Adjusted EBITDA margin, net debt and leverage ratio are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America ("GAAP"). See "Non-GAAP Financial Measures" below for a discussion of the non-GAAP financial measures used in this release and a reconciliation to their most comparable GAAP measures.

Fourth Quarter Fiscal Year 2024 Financial Results

Revenue in the fourth quarter of fiscal year 2024 was $111.5 million compared to $120.2 million in the fourth quarter of fiscal year 2023. The decrease was mostly attributable to a volume decline in the Company’s U.S. Concrete Pumping segment due to a slowdown in commercial construction volume, mostly due to restrictive monetary policy in the U.S. and the associated impact from persistently higher interest rates and increased commercial building vacancy rates, coupled with an oversaturation of concrete pumps in certain markets. This was partially offset by continued strong growth in the Concrete Waste Management Services segment.

Gross profit in the fourth quarter of fiscal year 2024 was $46.2 million compared to $48.9 million in the prior year quarter. Gross margin improved 80 basis points to 41.5% compared to 40.7% in the prior year quarter. The increase in gross margin was primarily related to continued improvement in the Company's cost control initiatives that delivered improved labor and fuel costs.

General and administrative expenses in the fourth quarter improved 9% to $27.0 million compared to $29.6 million in the prior year quarter primarily due to non-cash increases in currency gains due to exchange rate movements of $1.2 million, reduced amortization expense of $0.9 million and lower stock-based compensation expense of $0.2 million. As a percentage of revenue, G&A costs improved to 24.2% in the fourth quarter compared to 24.6% in the prior year quarter.

Net income in the fourth quarter of fiscal year 2024 was $9.4 million, unchanged compared to the fourth quarter of fiscal year 2023. Net income attributable to common shareholders in the fourth quarter of fiscal year 2024 was $9.0 million, unchanged compared to the prior year quarter. Diluted earnings per share was unchanged versus the prior year quarter at $0.16.

Adjusted EBITDA in the fourth quarter of fiscal year 2024 was $33.7 million compared to $35.8 million in the prior year quarter. Adjusted EBITDA margin increased to 30.2% compared to 29.8% in the prior year quarter.

Fiscal Year 2024 Financial Results

Revenue in fiscal year 2024 was $425.9 million compared to $442.2 million in fiscal year 2023. The decrease was attributable to a general slowdown in commercial construction volume, mostly due to restrictive monetary policy in the U.S. and the associated impact from persistently higher interest rates, an oversaturation of concrete pumps in certain markets and significant weather events across many of the Company's markets throughout the year. This was partially offset by continued strong growth in the Concrete Waste Management Services segment.

Gross profit in fiscal year 2024 was $165.8 million compared to $178.3 million in fiscal year 2023. Gross margin was 38.9% versus 40.3% in the prior year. The slight decrease was primarily related to decreased labor efficiencies caused by the reduced revenue in the Company's U.S. Concrete Pumping segment and inflationary increases in commercial insurance premium costs. These amounts were partially offset by improved fuel expense and lower repair and maintenance costs.

G&A expenses in fiscal year 2024 were $116.5 million compared to $116.9 million in fiscal year 2023. The slight decrease in G&A expenses was due primarily to non-cash decreases in amortization expense of $3.8 million and stock-based compensation expense of $1.5 million, increases in currency gains of $0.6 million due to exchange rate movements and a cash decrease of $0.7 million in other G&A expense amounts. These decreases in G&A expense were almost completely offset by a non-recurring tax charge of $3.5 million in the first quarter of 2024 and higher labor and health insurance premiums of approximately $2.9 million as a result of wage inflation. G&A expenses as a percentage of revenue were 27.4% for fiscal 2024 compared to 26.4% for fiscal 2023.

Net income attributable to common shareholders in fiscal year 2024 was $14.5 million compared $30.0 million in fiscal year 2023. Diluted earnings per share was $0.26 per diluted share compared to $0.54 per diluted share in fiscal year 2023.

Adjusted EBITDA in fiscal year 2024 was $112.1 million compared to $124.6 million in the prior year. Adjusted EBITDA margin was 26.3% compared to 28.2% in the prior year.

Liquidity

On October 31, 2024, the Company had debt outstanding of $375.0 million, net debt of $332.0 million and total available liquidity of $378.0 million. Compared to the prior year, this equates to a $46.1 million reduction in net debt and an increase of $161.3 million in total liquidity.

Segment Results

U.S. Concrete Pumping. Revenue in the fourth quarter of fiscal year 2024 was $74.5 million compared to $85.0 million in the prior year quarter. The decline was driven by the aforementioned slowdown in commercial construction volume. Net income in the fourth quarter of fiscal year 2024 was $2.0 million compared to $2.6 million in the prior year quarter. Adjusted EBITDA was $19.3 million in the fourth quarter of fiscal year 2024 compared to $23.4 million in the prior year quarter. These decreases were largely driven by the revenue decline.

Revenue in fiscal year 2024 was $291.0 million compared to $317.9 million in fiscal year 2023. The decline was driven by a series of extreme weather events in the first three quarters of 2024, the aforementioned slowdown in commercial construction volume, mostly due to the impact from high interest rates and increased commercial building vacancy rates, and an oversaturation of concrete pumps in certain markets, which negatively impacted industry-wide utilization. Net loss was $2.3 million in fiscal year 2024 compared to net income of $6.4 million in fiscal year 2023. Adjusted EBITDA in fiscal year 2024 was $67.4 million compared to $82.1 million in fiscal year 2023. The decrease in net income was primarily attributable to lower revenue volumes, decreased labor efficiencies driven by the reduced revenue, inflationary increases in commercial and health insurance, a non-recurring tax charge of $3.5 million in the first quarter of 2024 and increased depreciation expense. Apart from the non-recurring tax charge of $3.5 million and the increase in depreciation expense, the change in adjusted EBITDA was impacted by the same factors as net income.

U.K. Operations. Revenue in the fourth quarter of fiscal year 2024 was $17.1 million compared to $17.4 million in the prior year quarter. Excluding the impact from foreign currency translation, revenue was 6% lower year-over-year, due primarily to volume declines as a result of continued delays on project start dates that offset pricing improvements. Net income in the fourth quarter of fiscal year 2024 was $1.7 million, unchanged compared to the prior year period. Adjusted EBITDA increased 18% to $5.2 million in the fourth quarter of fiscal year 2024 compared to $4.4 million in the prior year quarter. Excluding the impact from foreign currency translation, net income was slightly down due to the decline in revenue as discussed above and adjusted EBITDA was unchanged compared to the prior year period.

Revenue in fiscal year 2024 increased 2% to $64.0 million compared to $62.6 million in fiscal year 2023. Excluding the impact from foreign currency translation, revenue declined 1% year-over-year. The decrease was primarily attributable to volume declines as a result of continued delays on project start dates and awards that slightly offset pricing improvements. Net income for fiscal year 2024 was $4.2 million, unchanged compared to fiscal year 2023. Adjusted EBITDA in fiscal year 2024 increased 9% to $16.8 million compared to $15.4 million in fiscal year 2023. Excluding the impact from foreign currency translation, net income decreased slightly due to the decreased revenue discussed above and an increase in income tax expense which were partially offset by improvements in fuel and repair costs. Excluding the impact from foreign currency translation, adjusted EBITDA increased slightly due to the items discussed above except for income tax expense, which is excluded from the adjusted EBITDA calculation.

U.S. Concrete Waste Management Services. Revenue in the fourth quarter of fiscal year 2024 increased 11% to $19.8 million compared to $17.8 million in the prior year quarter. The increase was driven by robust organic volume growth and pricing improvements. Net income in the fourth quarter of fiscal year 2024 increased 19% to $5.7 million compared to $4.8 million in the prior year quarter. Adjusted EBITDA in the fourth quarter of fiscal year 2024 increased 12% to $9.1 million compared to $8.1 million in the prior year quarter. Increases for both net income and adjusted EBITDA are mostly due to increases in revenue as discussed above.

Revenue in fiscal year 2024 increased 15% to $70.9 million compared to $61.8 million in fiscal year 2023, driven by robust organic volume growth, pricing improvements, and the market share expansion of concrete waste management service offerings. Net income was $14.2 million in fiscal year 2024 compared to $14.3 million in fiscal year 2023. Adjusted EBITDA in fiscal year 2024 increased 3% to $28.0 million compared to $27.1 million in fiscal year 2023. The slight decrease in net income was primarily due to increased depreciation expense, almost entirely offset by the increased revenue as described above. Adjusted EBITDA increased due to the items discussed above except for depreciation expense, which is excluded from the adjusted EBITDA calculation.

Fiscal Year 2025 Outlook

The Company expects fiscal year 2025 revenue to range between $425.0 million to $445.0 million, Adjusted EBITDA to range between $115.0 million to $125.0 million, and free cash flow2 to be at least $65.0 million.

2 Free cash flow is defined as Adjusted EBITDA less net replacement capital expenditures and cash paid for interest.

 Conference Call

The Company will hold a conference call on Thursday, January 9, 2025 at 5:00 p.m. Eastern time to discuss its fourth quarter and fiscal year 2024 results.

Date: Thursday, January 9, 2025

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13749351

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay at https://viavid.webcasts.com/starthere.jsp?ei=1691934&tp_key=815bc48edc and via the investor relations section of the Company’s website at concretepumpingholdings.com. Prior to the conference call, an updated investor presentation will be available on the investor relations section of the Company's website.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through January 16, 2025.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13749351

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of October 31, 2024, the Company provided concrete pumping services in the U.S. from a footprint of approximately 90 branch locations across 22 states, concrete pumping services in the U.K. from approximately 35 branch locations, and route-based concrete waste management services from 20 operating locations in the U.S. and 1 shared location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Forward‐Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," "outlook" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, including the Company's fiscal year 2025 outlook. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the adverse impact of recent inflationary pressures, global economic conditions and developments related to these conditions, such as fluctuations in fuel costs on our business; adverse weather conditions; the outcome of any legal proceedings, rulings or demand letters that may be instituted against or sent to the Company or its subsidiaries; the ability of the Company to grow and manage growth profitably and retain its key employees; the ability to identify and complete targeted acquisitions and to realize the expected benefits from completed acquisitions; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the risk factors in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA, Adjusted EBITDA margin, net debt and free cash flow, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

EBITDA is calculated by taking GAAP net income and adding back interest expense and amortization of deferred financing costs, net of interest income, income tax expense, and depreciation and amortization. Adjusted EBITDA is calculated by taking EBITDA and adding back stock-based compensation, changes in the fair value of warrant liabilities, other expense (income), net, and other adjustments, including non-recurring expenses, non-cash currency gains/losses and transaction expenses. Transaction expenses represent expenses for legal, accounting, and other professionals that were engaged in the completion of various acquisitions. Transaction expenses can be volatile as they are primarily driven by the size of a specific acquisition. As such, the Company excludes these amounts from Adjusted EBITDA for comparability across periods.

The Company believes these non-GAAP measures of financial results provide useful supplemental information to management and investors regarding certain financial and business trends related to our financial condition and results of operations, and as a supplemental tool for investors to use in evaluating our ongoing operating results and trends and in comparing our financial measures with competitors who also present similar non-GAAP financial measures. In addition, these measures (1) are used in quarterly and annual financial reports and presentations prepared for management, our board of directors and investors, and (2) help management to determine incentive compensation. EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for performance measures calculated under GAAP. These non-GAAP measures exclude certain cash expenses that the Company is obligated to make. In addition, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently or may not calculate it at all, which limits the usefulness of EBITDA and Adjusted EBITDA as comparative measures. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented. See "Reconciliation of Historical Adjusted EBITDA" below for a reconciliation of the differences between EBITDA and Adjusted EBITDA to net income (loss) calculated in accordance with GAAP.

Net debt is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s term loan and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet. See "Reconciliation of Net Debt" below for a reconciliation of Net Debt to amounts outstanding under debt agreements calculated in accordance with GAAP.

The leverage ratio is defined as the ratio of net debt to Adjusted EBITDA for the trailing four quarters. The Company believes its leverage ratio measures its ability to service its debt and its ability to make capital expenditures. Additionally, the leverage ratio is a standard measurement used by investors to gauge the creditworthiness of an institution.

Free cash flow is defined as Adjusted EBITDA less net replacement capital expenditures and cash paid for interest. This measure is not a substitute for cash flow from operations and does not represent the residual cash flow available for discretionary expenditures, since certain non-discretionary expenditures, such as debt servicing payments, are not deducted from the measure. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor and evaluate the cash flow yield of the business.

The financial statement tables that accompany this press release include a reconciliation of EBITDA, Adjusted EBITDA and net debt to the applicable most comparable U.S. GAAP financial measure. However, the Company has not reconciled the forward-looking Adjusted EBITDA guidance range and free cash flow range included in this press release to the most directly comparable forward-looking GAAP measures because this cannot be done without unreasonable effort due to the lack of predictability regarding the various reconciling items such as provision for income tax expense and depreciation and amortization.

Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate EBITDA, Adjusted EBITDA, net debt and free cash flow differently and therefore these measures may not be directly comparable to similarly titled measures of other companies.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Group, Inc. Cody Slach 1-949-574-3860 BBCP@gateway-grp.com

Concrete Pumping Holdings, Inc.
Consolidated Balance Sheets
	As of October 31,	As of October 31,
(in thousands, except per share amounts)	2024	2023
Current assets:
Cash and cash equivalents	$43,041	$15,861
Receivables, net of allowance for doubtful accounts of $916 and $978, respectively	56,441	62,976
Inventory	5,922	6,732
Prepaid expenses and other current assets	6,956	8,701
Total current assets	112,360	94,270

Property, plant and equipment, net	415,726	427,648
Intangible assets, net	105,612	120,244
Goodwill	222,996	221,517
Right-of-use operating lease assets	26,179	24,815
Other non-current assets	12,578	14,250
Deferred financing costs	2,539	1,781
Total assets	$897,990	$904,525

Current liabilities:
Revolving loan	$20	$18,954
Operating lease obligations, current portion	4,817	4,739
Finance lease obligations, current portion	-	125
Accounts payable	7,668	8,906
Accrued payroll and payroll expenses	14,303	14,524
Accrued expenses and other current liabilities	28,673	34,750
Income taxes payable	850	1,848
Warrant liability, current portion	-	130
Total current liabilities	56,331	83,976

Long term debt, net of discount for deferred financing costs	373,260	371,868
Operating lease obligations, non-current	21,716	20,458
Finance lease obligations, non-current	-	50
Deferred income taxes	86,647	80,791
Other liabilities, non-current	13,321	14,142
Total liabilities	551,275	571,285

Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of October 31, 2024 and October 31, 2023	25,000	25,000

Stockholders' equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 53,273,644 and 54,757,445 issued and outstanding as of October 31, 2024 and October 31, 2023, respectively	6	6
Additional paid-in capital	386,313	383,286
Treasury stock	(25,881)	(15,114)
Accumulated other comprehensive loss	(483)	(5,491)
Accumulated deficit	(38,240)	(54,447)
Total stockholders' equity	321,715	308,240

Total liabilities and stockholders' equity	$897,990	$904,525

Concrete Pumping Holdings, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended October 31,		Year Ended October 31,
(in thousands, except per share amounts)	2024	2023	2024	2023

Revenue	$111,482	$120,204	$425,872	$442,241
Cost of operations	65,234	71,312	260,038	263,937
Gross profit	46,248	48,892	165,834	178,304
Gross margin	41.5%	40.7%	38.9%	40.3%

General and administrative expenses	27,037	29,616	116,487	116,852
Income from operations	19,211	19,276	49,347	61,452

Interest expense and amortization of deferred financing costs	(6,136)	(6,846)	(25,880)	(28,131)
Change in fair value of warrant liabilities	-	260	130	6,899
Interest income	160	12	308	12
Other income, net	46	34	406	330
Income before income taxes	13,281	12,736	24,311	40,562

Income tax expense	3,854	3,345	8,104	8,772

Net income	9,427	9,391	16,207	31,790

Less preferred shares dividends	(440)	(441)	(1,750)	(1,750)

Income available to common shareholders	$8,987	$8,950	$14,457	$30,040

Weighted average common shares outstanding
Basic	53,505	53,128	53,543	53,276
Diluted	53,597	54,051	54,238	54,174

Net income per common share
Basic	$0.17	$0.16	$0.27	$0.54
Diluted	$0.16	$0.16	$0.26	$0.54

Concrete Pumping Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
	For the Year Ended October 31,
(in thousands, except per share amounts)	2024	2023

Net income	$16,207	$31,790
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash operating lease expense	5,103	5,506
Foreign currency adjustments	(1,234)	(566)
Depreciation	41,969	39,756
Deferred income taxes	5,281	6,137
Amortization of deferred financing costs	1,803	1,859
Amortization of intangible assets	15,141	18,910
Stock-based compensation expense	2,394	3,847
Change in fair value of warrant liabilities	(130)	(6,899)
Net gain on the sale of property, plant and equipment	(2,309)	(2,247)
Other operating activities	(78)	18
Net changes in operating assets and liabilities:
Receivables	7,164	328
Inventory	600	(1,142)
Other operating assets	632	1,338
Accounts payable	(1,679)	(464)
Other operating liabilities	(3,964)	(1,296)
Net cash provided by operating activities	86,900	96,875

Cash flows from investing activities:
Purchases of property, plant and equipment	(43,810)	(54,505)
Proceeds from sale of property, plant and equipment	11,679	11,147
Purchases of intangible assets	-	(800)
Net cash used in investing activities	(32,131)	(44,158)

Cash flows from financing activities:
Proceeds on revolving loan	313,170	317,989
Payments on revolving loan	(332,104)	(351,167)
Payment of debt issuance costs	(953)	(550)
Purchase of treasury stock	(10,160)	(10,505)
Other financing activities	1,279	(63)
Net cash provided by (used in) financing activities	(28,768)	(44,296)
Effect of foreign currency exchange rate changes on cash	1,179	(42)
Net increase (decrease) in cash and cash equivalents	27,180	8,379
Cash and cash equivalents:
Beginning of period	15,861	7,482
End of period	$43,041	$15,861

Concrete Pumping Holdings, Inc.
Segment Revenue
	Three Months Ended October 31,		Change
(in thousands, unless otherwise stated)	2024	2023	$	%
U.S. Concrete Pumping	$74,504	$84,981	$(10,477)	(12.3)%
U.K. Operations	17,142	17,381	(239)	(1.4)%
U.S. Concrete Waste Management Services - Third parties	19,837	17,842	1,995	11.2%
U.S. Concrete Waste Management Services - Intersegment	87	118	(31)	*
Intersegment eliminations	(87)	(118)	31	*
Total revenue	$111,483	$120,204	$(8,721)	(7.3)%

*Change is not meaningful

	Year Ended October 31,		Change
(in thousands, unless otherwise stated)	2024	2023	$	%
U.S. Concrete Pumping	$291,017	$317,877	$(26,860)	(8.4)%
U.K. Operations	63,955	62,588	1,367	2.2%
U.S. Concrete Waste Management Services - Third parties	70,900	61,776	9,124	14.8%
U.S. Concrete Waste Management Services - Intersegment	418	629	(211)	*
Intersegment eliminations	(418)	(629)	211	*
Total revenue	$425,872	$442,241	$(16,369)	(3.7)%

* Change is not meaningful

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss)

During the first quarter of fiscal year 2024, the Company moved certain assets and associated revenues and expenses, which were previously categorized in the Company's Other activities, into the U.S. Concrete Pumping segment in order to appropriately align its placement with the manner in which the Company allocates its resources and measures performance. As a result, segment results for prior periods have been reclassified to conform to the current period presentation. In addition, in order to distribute the use of corporate resources and appropriately align measures with segment performance, beginning in the first quarter of fiscal year 2024, the Company is no longer adding back intercompany allocations to segment Adjusted EBITDA. The Company recast of segment results for the three and twelve months ended October 31, 2023 is included below:

	Three Months Ended October 31, 2023				Year Ended October 31, 2023
(in thousands)	U.S. Concrete Pumping	U.K. Operations	U.S. Concrete Waste Management Services	Other	U.S. Concrete Pumping	U.K. Operations	U.S. Concrete Waste Management Services	Other
As Previously Reported
Net income	$2,239	$1,711	$4,822	$619	$5,106	$4,160	$14,348	$8,176
Income tax expense (benefit)	2,291	(79)	1,082	51	3,317	752	4,339	364
Depreciation and amortization	10,406	1,980	2,187	216	41,870	7,535	8,401	860
EBITDA	21,067	4,315	8,091	886	75,587	15,272	27,088	9,400
Other Adjustments	(574)	839	737	-	(5,628)	3,254	2,948	-
Adjusted EBITDA	21,220	5,137	8,822	626	73,583	18,486	30,030	2,501

Recast Adjustment
Net income (loss)	$360	$-	$-	$(360)	$1,278	$-	$-	$(1,278)
Income tax expense (benefit)	50	-	-	(50)	363	-	-	(363)
Depreciation and amortization	216	-	-	(216)	860	-	-	(860)
EBITDA	626	-	-	(626)	2,501	-	-	(2,501)
Other Adjustments	1,511	(774)	(737)	-	6,044	(3,096)	(2,948)	-
Adjusted EBITDA	2,137	(774)	(737)	(626)	8,545	(3,096)	(2,948)	(2,501)

Current Report As Adjusted
Net income	$2,599	$1,711	$4,822	$259	$6,384	$4,160	$14,348	$6,898
Income tax expense	2,341	(79)	1,082	1	3,680	752	4,339	1
Depreciation and amortization	10,622	1,980	2,187	-	42,730	7,535	8,401	-
EBITDA	21,693	4,315	8,091	260	78,088	15,272	27,088	6,899
Other Adjustments	937	65	-	-	416	158	-	-
Adjusted EBITDA	23,357	4,363	8,085	-	82,128	15,390	27,082	-

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss) Continued

	Net Income (Loss)		Adjusted EBITDA
	Three Months Ended October 31,		Three Months Ended October 31,
(in thousands, unless otherwise stated)	2024	2023	2024	2023	$ Change	% Change
U.S. Concrete Pumping	$1,994	$2,599	$19,333	$23,357	$(4,024)	(17.2)%
U.K. Operations	1,720	1,711	5,196	4,363	833	19.1%
U.S. Concrete Waste Management Services	5,716	4,822	9,149	8,085	1,064	13.2%
Other	(3)	259	-	-	-	0.0%
Total	$9,427	$9,391	$33,678	$35,805	$(2,127)	(5.9)%

	Net Income (Loss)		Adjusted EBITDA
	Year Ended October 31,		Year Ended October 31,
(in thousands, unless otherwise stated)	2024	2023	2024	2023	$ Change	% Change
U.S. Concrete Pumping	$(2,315)	$6,384	$67,364	$82,128	$(14,764)	(18.0)%
U.K. Operations	4,154	4,160	16,762	15,390	1,372	8.9%
U.S. Concrete Waste Management Services	14,241	14,348	28,020	27,082	938	3.5%
Other	127	6,898	-	-	-	0.0%
Total	$16,207	$31,790	$112,146	$124,600	$(12,454)	(10.0)%

Concrete Pumping Holdings, Inc.
Quarterly Financial Performance

(dollars in millions)	Revenue	Net Income	Adjusted EBITDA[1]	Capital Expenditures[2]	Adjusted EBITDA less Capital Expenditures	Earnings Per Diluted Share

Q1 2023	$94	$6	$25	$15	$10	$0.11
Q2 2023	$108	$6	$29	$16	$13	$0.09
Q3 2023	$120	$10	$35	$5	$30	$0.18
Q4 2023	$120	$9	$36	$8	$28	$0.16
Q1 2024	$98	$(4)	$19	$17	$3	$(0.08)
Q2 2024	$107	$3	$28	$7	$21	$0.05
Q3 2024	$110	$8	$32	$6	$26	$0.13
Q4 2024	$111	$9	$34	$2	$32	$0.16

¹ Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the definition of this measure and reconciliation of such measure to its most comparable GAAP measure.

[2] Information on M&A or growth investments included in net capital expenditures have been included for relevant quarters below:
*Q1 2023 capex includes approximately $3 million growth investment.
*Q2 2023 capex includes approximately $6 million M&A and $1 million growth investment.
*Q3 2023 capex includes approximately $3 million growth investment.
*Q4 2023 capex includes approximately $3 million growth investment.
*Q1 2024 capex includes approximately $5 million growth investment.
*Q2 2024 capex includes approximately $1 million M&A and $3 million growth investment.
*Q3 2024 capex includes approximately $4 million growth investment.
*Q4 2024 capex includes approximately $3 million growth investment.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income to Reported EBITDA to Adjusted EBITDA

	Three Months Ended October 31,		Year Ended October 31,
(dollars in thousands)	2024	2023	2024	2023
Consolidated
Net income	$9,427	$9,391	$16,207	$31,790
Interest expense and amortization of deferred financing costs, net of interest income	5,976	6,846	25,572	28,119
Income tax expense	3,854	3,345	8,104	8,772
Depreciation and amortization	14,283	14,789	57,110	58,666
EBITDA	33,540	34,371	106,993	127,347
Stock based compensation	477	709	2,394	3,847
Change in fair value of warrant liabilities	-	(260)	(130)	(6,899)
Other expense (income), net	(47)	(34)	(406)	(330)
Other adjustments(1)	(290)	1,019	3,295	635
Adjusted EBITDA	$33,680	$35,805	$112,146	$124,600

U.S. Concrete Pumping
Net income (loss)	$1,994	$2,599	$(2,315)	$6,384
Interest expense and amortization of deferred financing costs, net of interest income	5,300	6,131	22,823	25,294
Income tax expense	2,185	2,341	1,758	3,680
Depreciation and amortization	9,716	10,622	40,092	42,730
EBITDA	19,195	21,693	62,358	78,088
Stock based compensation	477	709	2,394	3,847
Other expense (income), net	(21)	(11)	(300)	(284)
Other adjustments(1)	(318)	966	2,912	477
Adjusted EBITDA	$19,333	$23,357	$67,364	$82,128

U.K. Operations
Net income	$1,720	$1,711	$4,154	$4,160
Interest expense and amortization of deferred financing costs, net of interest income	676	715	2,749	2,825
Income tax expense	684	(79)	1,893	752
Depreciation and amortization	2,105	1,980	7,669	7,535
EBITDA	5,185	4,327	16,465	15,272
Other expense (income), net	(15)	(17)	(86)	(40)
Other adjustments	26	53	383	158
Adjusted EBITDA	$5,196	$4,363	$16,762	$15,390

(1) Other adjustments include the adjustment for non-recurring expenses, non-cash currency gains/losses and transaction expenses. For the twelve months ended October 31, 2024, other adjustments includes a $3.5 million non-recurring charge related to sales tax litigation.

	Three Months Ended October 31,		Year Ended October 31,
(dollars in thousands)	2024	2023	2024	2023
U.S. Concrete Waste Management Services
Net income	$5,716	$4,822	$14,241	$14,348
Income tax expense	983	1,082	$4,450	$4,339
Depreciation and amortization	2,460	2,187	$9,349	$8,401
EBITDA	9,159	8,091	28,040	27,088
Other expense (income), net	(10)	(6)	(20)	(6)
Adjusted EBITDA	$9,149	$8,085	$28,020	$27,082

Other
Net income	$(3)	$259	$127	$6,898
Income tax expense	3	1	3	1
EBITDA	-	260	130	6,899
Change in fair value of warrant liabilities	-	(260)	(130)	(6,899)
Adjusted EBITDA	$-	$-	$-	$-

Concrete Pumping Holdings, Inc.
Reconciliation of Net Debt

	October 31,	January 31,	April 30,	July 31,	October 31,
(in thousands)	2023	2024	2024	2024	2024
Senior Notes	375,000	375,000	375,000	375,000	375,000
Revolving loan draws outstanding	18,954	13,021	16,428	-	20
Less: Cash	(15,861)	(14,688)	(17,956)	(26,333)	(43,041)
Net debt	$378,093	$373,333	$373,472	$348,667	$331,979

Concrete Pumping Holdings, Inc.
Reconciliation of Historical Adjusted EBITDA

(dollars in thousands)	Q3 2023	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Q4 2024
Consolidated
Net income (loss)	$10,336	$9,391	$(3,826)	$3,046	$7,560	$9,427
Interest expense and amortization of deferred financing costs, net of interest income	7,066	6,834	6,463	6,873	6,261	5,976
Income tax expense (benefit)	3,318	3,345	(1,011)	2,180	3,081	3,854
Depreciation and amortization	14,707	14,789	14,097	14,239	14,491	14,283
EBITDA	35,427	34,359	15,723	26,338	31,393	33,540
Transaction expenses	5	29	-	-	-	-
Stock based compensation	934	709	536	737	644	477
Change in fair value of warrant liabilities	(911)	(260)	(130)	-	-	-
Other expense (income), net	(262)	(34)	(39)	(44)	(276)	(47)
Other adjustments(1)	(277)	1,002	3,191	517	(123)	(290)
Adjusted EBITDA	$34,916	$35,805	$19,281	$27,548	$31,638	$33,680

(1) Other adjustments include the adjustment for non-recurring expenses, non-cash currency gains/losses and transaction expenses. For the first quarter of fiscal year 2024, other adjustments includes a $3.5 million non-recurring charge related to sales tax litigation.